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                                                                   EXHIBIT 23.1

            CONSENT OF KPMG PEAT MARWICK LLP, INDEPENDENT AUDITORS

  We consent to incorporation by reference in the registration statements (No. 333-07983 and No. 333-22763) on Form S-8 of Siebel Systems, Inc. of our report dated January 17, 1997, relating to the consolidated balance sheets of Siebel Systems, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and the related schedule, which report appears in the December 31, 1996, annual report on Form 10-K of Siebel Systems, Inc.

                                              KPMG Peat Marwick LLP

San Jose, California
March 7, 1997